								 Exhibit 99.1

Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release
---------------------

			 OHIO CASUALTY CORPORATION
			 -------------------------
		   REPORTS FOURTH QUARTER 2002 EARNINGS
		   ------------------------------------

FAIRFIELD, Ohio, February 5, 2003 --- Ohio Casualty Corporation (Nasdaq:OCAS) today announced net income of $29.1 million, or $.48 per share, for the three months ended December 31, 2002. The net income for the fourth quarter of 2001 was $41.8 million, or $.69 per share.

After-tax operating income, which differs from net income by the exclusion of realized investment gains (losses), for the fourth quarter 2002 was $17.1 million, or $.28 per share, compared with an operating loss of $11.3 million, or $.19 per share, for the three months ended December 31, 2001. The fourth quarter 2001 was impacted by a one time charge of $26.8 million after tax, or $.45 per share, for the transfer of the renewal obligation of New Jersey private passenger auto business. The fourth quarter 2001 operating loss also included the negative impact of $9.2 million after tax, or $.15 per share, for loss and loss adjustment expense reserve increases for estimated asbestos claims.

President and Chief Executive Officer Dan Carmichael, CPCU commented, "Our fourth quarter results, especially current calendar and accident year loss ratios, demonstrate that we are on the right path and with continued execution of our strategy we will produce improved performance."

Consolidated after-tax realized capital gains amounted to $12.0 million, or $.20 per share, for the quarter ended December 31, 2002. For the quarter ended December 31, 2001, after-tax realized capital gains were $53.1 million, or $.88 per share. Significant appreciation in the equity holdings sold, as part of reallocation of the Corporation's equity portfolio to investment grade fixed maturity securities, contributed to the capital gains in 2001. The fourth quarter 2001 realized capital gains included a non-recurring tax benefit of $16.1 million related to the sale of a minority interest in stock of the Ohio Casualty of New Jersey, Inc. subsidiary.

Consolidated before-tax net investment income for the fourth quarter of 2002 was $53.8 million, compared with $55.9 million, in the fourth quarter of 2001.

Amortization and impairment write-down of the Corporation's agent relationships intangible asset for the fourth quarter 2002 totaled $9.9 million before tax, which consisted of $2.0 million for amortization and $7.9 million for impairment. This compares with $5.2 million before tax in the fourth quarter of 2001, consisting of $2.8 million for amortization and $2.4 million for impairment. This asset is related to the acquisition of the commercial lines business from Great American Insurance Company in 1998 and the amortization and impairment write-down of such assets are non-cash charges.

At December 31, 2002, statutory surplus was $724.0 million, a decrease of 5.7% or $43.5 million from December 31, 2001. The decrease was primarily attributable to the decline in equity investment portfolio values year over year offset by statutory income and other surplus changes. During the fourth quarter 2002, statutory surplus increased $44.1 million from the September 30, 2002 balance of $679.9 million due primarily to positive operating results and market value increases in the equity investment portfolio.

Year Results
Net loss for the year ended December 31, 2002, totaled $.9 million, or $.01 per share, compared with net income of $98.6 million, or $1.64 per share, for 2001. After-tax operating loss for the year 2002 was $30.3 million, or $.49 per share, compared with an after-tax operating loss of $36.4 million, or $.61 per share, for the twelve months ended December 31, 2001. After-tax realized capital gains for the year were $29.4 million, compared with $135.0 million of capital gains in the same period of 2001. Consolidated before-tax net investment income was $207.1 million in the current year, a decrease of $5.3 million over the same period of 2001. Before-tax amortization and write-down of the agent relationships intangible asset for the year totaled $79.7 million compared with $22.3 million for the year 2001. The remaining value of this asset is $161.3 million with an estimated remaining useful life of 21 years.

Property-Casualty Operations
The table below summarizes the statutory net premiums written by operating segment:


Statutory                      Fourth
Net Premiums Written           Quarter        %         Year      Year     %
($ in millions)            2002      2001    Chg        2002      2001    Chg
---------------------   -------------------------   --------------------------
Commercial Lines         $182.3    $160.7   13.4    $  762.2  $  689.6   10.5
Specialty Lines            47.2      30.6   54.2       179.9     136.1   32.2
Personal Lines            118.3     152.3  (22.3)      506.5     646.5  (21.7)
			 ------    ------           --------  --------
    All Lines            $347.8    $343.6    1.2    $1,448.6  $1,472.2   (1.6)

Renewal price increases had a positive impact on net premiums written during the year. The 2002 average renewal price increase of 16.3% for the Commercial Lines operating segment was an increase from the 15.2% average renewal price increase in 2001. The fourth quarter 2002 average renewal price increase was 14.2% versus an increase of 13.8% in the fourth quarter of 2001. For commercial umbrella business in the Specialty Lines operating segment, average renewal price increases were 37.2% for 2002, compared with 20.3% for 2001. Fourth quarter 2002 average renewal price increases for commercial umbrella business increased to 28.1% from 23.4% in the fourth quarter of 2001. During the fourth quarter 2002 there was a return of ceded premium of $5.3 million before tax for the bond business in the Specialty Lines operating segment. This return of ceded premium was due to the exercise of a contractual option on the bond reinsurance treaty based on highly favorable bond combined ratios over the past fourteen years.

Personal Lines 2002 net premiums written declined as expected, driven by management decisions to cancel certain agents and withdraw from New Jersey private passenger auto and other selected markets. These actions caused a $31.1 million decrease in personal lines net premiums written in the fourth quarter of 2002 and a decrease of $134.6 million for the year, accounting for most of the year over year decrease. The Group's exit from the New Jersey private passenger auto market, which began in March 2002, made up $29.9 million of the decrease in the fourth quarter and $96.2 million of the decrease in the full year 2002.

The combined ratio measures the percentage of premium dollars used to pay insurance losses and related expenses. It is a commonly used property and casualty insurance industry gauge of statutory underwriting performance. The combined ratio is the sum of the loss ratio, the loss adjustment expense ratio, and the underwriting expense ratio. All references in this press release to combined ratio or its components are calculated on a statutory accounting basis. All combined ratio references in this press release are calculated on a calendar year basis unless specified as calculated on an accident year basis. The combined ratios and all component ratios presented for the quarter ended December 31, 2002 and for the year 2002 exclude a $7.3 million before-tax charge for the statutory additional minimum pension liability related to the underfunded status of the retirement plan. The table below summarizes the combined ratio results by operating segment for recent periods:

			       Fourth Quarter         Year     Year
Statutory Combined Ratio       2002     2001          2002     2001
------------------------       ----     ----          ----     ----
  Commercial Lines            106.9%   105.5%        115.1%   116.2%
  Specialty Lines              77.0%   122.2%         94.0%    90.8%
  Personal Lines (a)          119.1%   111.5%        114.1%   112.9%
     All Lines (b)            107.5%   109.7%        112.8%   112.6%

  Personal Lines excl. NJ (c) 113.9%   109.2%        107.9%   111.8%
  All Lines excl. NJ (c)      105.5%   108.6%        110.3%   112.1%

  (a) Fourth quarter 2001 and Year 2001 excludes 26.6 point and 6.3 point impact, respectively, of New Jersey renewal obligation transfer fee.
  (b) Fourth quarter 2001 and Year 2001 excludes 11.8 point and 2.7 point impact, respectively, of New Jersey renewal obligation transfer fee.
  (c) New Jersey private passenger auto results are excluded for all periods shown.

The 2002 combined ratio includes a reallocation of loss adjustment expense reserve estimates related to claims adjuster salaries, benefits and similar costs from Commercial Lines and Specialty Lines to Personal Lines. This increased the Personal Lines 2002 combined ratio by 1.5 points and decreased the Commercial Lines combined ratio by .6 points and decreased the Specialty Lines combined ratio by 2.4 points. This reallocation had similar effects for the fourth quarter showing an increase in the Personal Lines combined ratio of 6.4 points and a decrease to the combined ratio for Commercial Lines and Specialty Lines of 2.4 and 7.9 points, respectively.

The Commercial Lines combined ratio for the year 2002 improved slightly compared to the year 2001 as the positive impact of renewal price increases and improved underwriting was offset by the negative impact of increased losses on prior year's business.

The Specialty Lines combined ratio for the year 2002 was profitable and was slightly higher than the combined ratio for the year 2001 due primarily to more conservative estimates of reserves for future losses for the commercial umbrella product line.

The Personal Lines 2002 combined ratio excluding the impact of the reallocation of loss adjustment expense reserve noted above and excluding New Jersey private passenger auto results improved by 5.6 points to 106.2% over 2001. This improvement was offset by poor results for New Jersey private passenger auto which added 6.2 points to the Personal Lines combined ratio, compared to 1.1 points for the year 2001, excluding the year 2001 negative impact of 6.3 points for the New Jersey renewal obligation transfer fee.

The New Jersey private passenger auto business negatively impacted the 2002 All Lines combined ratio results by 2.5 points. In 2001, excluding the 2.7 points negative impact on 2001 results from the renewal obligation fee, this impact was .4 points. The negative impact of the poor New Jersey private passenger auto results offset much of the improvement in the Commercial Lines results.

The loss and loss adjustment expense (LAE) ratios, which measure losses and LAE as a percentage of net earned premiums, were impacted negatively in 2002 by adjustments to estimated losses related to prior years' business. The loss and LAE ratio component of the accident year combined ratio measures losses and LAE arising from insured events that occurred in the respective accident year. The current accident year excludes losses and LAE for insured events that occurred in prior accident years. In total, this increase in provisions for prior accident years' losses and LAE recognized during the year 2002 was $84.4 million before tax, of which $9.2 million was recognized in the fourth quarter.

The table below summarizes the impact of changes in provision for all prior accident year losses and LAE:

(in millions)                 Fourth Quarter           Year         Year
Including NJ private
passenger auto:              2002         2001         2002         2001
---------------------        ----         ----         ----         ----
Statutory net liabilities,
  beginning of period      $2,074.2     $1,984.0     $1,982.0     $1,907.3
Increase (decrease) in
  provision for prior
  accident year claims         $9.2        $30.8        $84.4        $58.5
Increase (decrease) in
  provision for prior
  accident year claims
  as % of premiums earned       2.5%         8.3%         5.8%         3.9%

The combined ratio impact of this adverse development for prior accident years' losses and LAE was 5.8 points for the year 2002 and 2.5 points for the fourth quarter. For the year 2002, this was concentrated in the general liability and commercial auto product lines of the Commercial Lines operating segment and in the personal auto product line of the Personal Lines operating segment. For the fourth quarter 2002, the concentration was in the personal auto and commercial auto product lines. Prior year losses and LAE for construction defect related claims, which were significant in the third quarter 2002, were within the range expected for the fourth quarter 2002.

The comparable amount of provision for prior years' losses and LAE recognized during the year 2001 was $58.5 million before tax and was concentrated in the workers' compensation product line and the general liability product line of the Commercial Lines operating segment. The total provision for prior years' losses and LAE of $84.4 million recognized during the year 2002 represents 4.3% of loss and loss adjustment expense reserves as of year-end 2001.

The table below summarizes combined ratio data by accident year on an all lines basis:

				Year    Year    Improvement/
Including NJ private
passenger auto:                 2002    2001   (Deterioration)
				----    ----   ---------------
Accident year combined
  ratio measured as of
  December 31, 2002            106.9%  107.7%         0.8%
Impact of changes in
  provision for prior
  accident year losses
  and LAE                        5.8%
			       ------
Calendar year combined
  ratio                        112.8%

				Year    Year    Improvement/
Excluding NJ private
passenger auto:                 2002    2001   (Deterioration)
				----    ----   ---------------
Accident year combined
  ratio measured as of
  December 31, 2002            105.2%  107.6%         2.4%
Impact of changes in
  provision for prior
  accident year losses
  and LAE                        5.1%
			       ------
Calendar year combined
  ratio                        110.3%

Note: Year 2001 ratios in table above exclude the 2.7 point impact of New Jersey private passenger auto renewal obligation transfer fee.

The combined ratio for accident year 2002 was 106.9%. The combined ratio for the year 2002 of 112.8% reflects losses and LAE recorded during 2002 for all accident years in aggregate and is therefore 5.8 points higher than the combined ratio for accident year 2002 of 106.9%. The combined ratio for accident year 2002 compares favorably, .8 points lower, to the 107.7% combined ratio for accident year 2001, excluding the 2.7 point impact of the New Jersey renewal obligation transfer fee, based on accident year data as of December 31, 2002. Excluding the impact of New Jersey private passenger auto business that the Corporation is in the process of non-renewing, the 2002 and 2001 accident year numbers would have been 105.2% and 107.6%, respectively, an improvement of 2.4 points.

Catastrophe losses in 2002 were $20.8 million, a decrease of $13.8 million from 2001. The 2001 catastrophe losses included $3.0 million before-tax and net of reinsurance losses related to the September 11, 2001 terrorist attacks in New York. Catastrophe losses added 1.4 points to the combined ratio in 2002, below the 2.3 point catastrophe impact in 2001. Catastrophe losses of $3.5 million and $1.9 million added 1.0 point and .5 points to the combined ratio for the fourth quarter of 2002 and 2001, respectively.

The 2002 underwriting expense ratio, which measures underwriting expenses as a percentage of net written premiums, was 34.9%, compared with 35.4% in 2001. The year 2001 underwriting expense ratio included a one-time charge of $40.6 million before tax, or 2.7 points, for the transfer of the renewal obligation of New Jersey private passenger auto business. As previously reported, the underwriting expense ratio for the year 2002 was expected to be impacted negatively by approximately 1.6 points when compared to the year 2001, after excluding the 2.7 point impact of the New Jersey transfer fee. This is due to the non-renewal of the New Jersey private passenger auto business, which had lower commission rates and lower variable processing costs than most other lines of business, and due to the elimination of ceding commissions received in previous years on umbrella premiums ceded to reinsurers. The year 2002 underwriting expense ratio was in line with management's expectations except for the commission expense ratio component of 17.8%. The commission expense ratio increased 1.2 points due to higher than expected umbrella net premiums written, which has a relatively high commission rate on a net of reinsurance basis, and more importantly, due to higher than expected accruals for agent bonus commissions, as certain agents were more profitable than expected. This higher commission expense reflects the improved loss ratio for 2002, which at 62.2% for the year 2002 was 4.3 points improvement over the year 2001 of 66.5%.

The table below summarizes the underwriting expense ratio:
						     Year
						     2001
						     ----
Commission expense ratio                             16.1%
New Jersey private passenger auto renewal
  obligation transfer fee                             2.7%
All other underwriting expense ratio                 16.6%
						    ------
Total underwriting expense ratio                     35.4%
Adjustment for elimination of NJ renewal
  obligation transfer fee                            -2.7%
Adjustment for elimination of NJ lower
  variable costs and elimination of
  ceding commission on umbrella premium
  ceded to reinsurers                                 1.6%
						    ------
Adjusted 2001 underwriting expense ratio             34.3%

						     Year
						     2002
						     ----
Commission expense ratio-expected                    16.6%
Commission expense ratio-variance due to
  higher than expected umbrella
  premiums written and agent bonus
  commission accruals                                 1.2%
						    ------
Total commission expense ratio                       17.8%
All other underwriting expense ratio                 17.1%
						    ------
Total underwriting expense ratio                     34.9%

Underwriting expense ratio for 2002 ratio
  adjusted for variance of 1.2 points                33.7%

The fourth quarter 2002 underwriting expense ratio was 35.4%, compared with 46.7% for the same period of 2001 and improving over the third quarter 2002 expense ratio of 37.9%. The fourth quarter 2002 included a commission expense ratio of 18.3%, which was higher than expected due to year end accruals for agent bonus commissions related to continued improved profitability of certain agents. This increase was offset somewhat by lower than expected workers' compensation dividends expense. The fourth quarter 2002 expense ratio benefited from this lower than expected workers' compensation dividends expense by $3.0 million before tax, or .9 points.

The fourth quarter 2001 underwriting expense ratio included the one-time charge of $40.6 million before tax, or 11.8 points, for the transfer of the renewal obligation of New Jersey private passenger auto business, $2.0 million before tax, or .6 points, in expenses for fees for the removal of certain obligations related to assigned private passenger auto policies in New York, $2.3 million before tax, or .7 points in expenses related to exposure to guaranty fund assessments primarily for the Reliance Insurance Company insolvency, along with other year-end accruals. The fourth quarter underwriting expense ratio for both years also reflects the seasonal decrease in the net premiums written component of the ratio.

The number of employees declined to approximately 3,000 at December 31, 2002 from 3,034 at September 30, 2002 and 3,365 at December 31, 2001.

Assets, Investments and Shareholders' Equity
Consolidated assets increased to $4.78 billion at December 31, 2002 compared to $4.52 billion at December 31, 2001. Investments in securities were $3.12 billion at cost, with an estimated fair market value of $3.50 billion at December 31, 2002, compared with $2.95 billion at cost, with an estimated fair market value of $3.32 billion at December 31, 2001. Shareholders' equity decreased to $1.06 billion, compared with $1.08 billion at December 31, 2001. Book value per share at December 31, 2002 was $17.43, compared with $17.97 at December 31, 2001. Book value per share excluding the agent relationships identifiable intangible asset at December 31, 2002 was $14.78, compared with $13.96 at December 31, 2001.

Conference Call
The Corporation will conduct a conference call to discuss information included in this news release and related matters at 1:30 p.m. EST on Wednesday, February 5, 2003. The conference call will be Webcast simultaneously in a listen only mode via WILink's Vcall Website, located at http://www.vcall.com. To listen to the live call, please go to the Website at least fifteen minutes early to register, download and install any necessary audio software. There is no charge to access the call. The conference call will be archived on this Website for 90 days following the call. To listen to call playback by telephone, dial 1-800-252-6030, then enter ID code 15014240. Call playback begins at 5 p.m. EST on February 5 and extends through midnight on February 7, 2003.


Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 40th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2002). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $4.8 billion as of December 31, 2002.

Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The operations, performance and development of the Corporation's business are subject to risks and uncertainties which may cause actual results to differ materially from those contained in or supported by the forward looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability of Ohio Casualty to retain business acquired from the Great American Insurance Company; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.


			      (Table Follows)

OHIO CASUALTY CORPORATION
EARNINGS FOR THE FOURTH QUARTER OF 2002
(in thousands)
(2002 Data Unaudited)

				       Three Months Ended
					  December 31
					   2002        2001
				    --------------------------
Premiums and finance charges earned  $  367,793  $  372,281

Investment income less expenses,
   before tax                        $   53,764  $   55,917

Investment gain (loss) realized      $   18,409  $   56,875

Total Revenues                       $  439,966  $  485,073

Operating income (loss), after tax   $   17,142  $  (11,273)
   Per share                         $     0.28  $    (0.19)

Investment gain (loss) realized,
   after tax                         $   11,965  $   53,069
     Per share                       $     0.20  $     0.88

Net income (loss), after tax         $   29,107  $   41,796
     Per share                       $     0.48  $     0.69

Average shares outstanding - Diluted     61,125      60,589

Stautory property and casualty:
   Net premium written               $  347,809  $  343,626
   Combined ratio                         107.5%      121.5%


				       Twelve Months Ended
					   December 31
					   2002        2001
				    --------------------------
Premiums and finance charges earned  $1,450,467  $1,506,678

Investment income less expenses,
   before tax                        $  207,133  $  212,385

Investment gain (loss) realized      $   45,192  $  182,940

Total Revenues                       $1,702,792  $1,902,003

Operating income (loss), after tax   $  (30,266) $  (36,431)
   Per share                         $    (0.49) $    (0.61)

Investment gain (loss) realized,     $   29,375  $  135,011
   after tax
      Per share                      $     0.48  $     2.25

Net income (loss), after tax         $     (891) $   98,580
   Per share                         $    (0.01) $     1.64

Average shares outstanding - Diluted     61,284      60,209

Statutory property and casualty:
   Net premium written               $1,448,628  $1,472,184
   Combined ratio                         112.8%      115.3%

Supplemental Information as of December 31

Total assets                         $4,778,994  $4,524,619
   Investments in securities         $3,502,150  $3,315,877
   Agent relationships asset         $  161,324  $  241,022

Total liabilities                    $3,720,291  $3,444,587
   Loss & loss adj expense reserves  $2,433,650  $2,150,722
   Notes payable                     $  198,288  $  210,173

Total shareholders' equity           $1,058,703  $1,080,032

Number of common shares outstanding      60,725      60,106

Statutory policyholders' surplus     $  723,968  $  767,503

For more information and financial supplements, visit our home page at www.ocas.com


Contact:  Ohio Casualty Corporation
	  Fairfield, Ohio
	  Analyst contact:
	    Dennis E. McDaniel  (513)603-2197
	    Vice President and Controller,
	    Financial Accounting and
	    Investor Relations
	    dennis.mcdaniel@ocas.com

	  Media contact:
	    Cindy Denney   (513)603-2074 (ofc.)
		      .... (513)703-7372 (cell)
	    Assistant Vice President, Corporate
	    Communications
	    cindy.denney@ocas.com